                                                                    Exhibit 10.1

                                OPTION AGREEMENT
                                     between

                         HEARST-ARGYLE PROPERTIES, INC.

                                       and


                        EMMIS COMMUNICATIONS CORPORATION



                            Dated as of June 5, 2000

                                TABLE OF CONTENTS

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1.          Option............................................................................................1

            1.1.        Grant of Option.......................................................................1

            1.2.        Exercise Procedures...................................................................1

2.          Purchase of Assets and Assumption of Liabilities..................................................1

            2.1.        Purchase of Assets....................................................................1

            2.2.        Excluded Assets.......................................................................3

            2.3.        Assumed Liabilities...................................................................3

            2.4.        Liabilities Not Assumed...............................................................4

3.          Option Payments and Purchase Price................................................................4

            3.1.        Option Payments.......................................................................4

            3.2.        Amount................................................................................4

            3.3.        Allocation............................................................................5

4.          Closing Date; Cash Payment; Purchase Price Adjustment; Collection of Accounts Receivable..........5

            4.1.        Closing...............................................................................5

            4.2.        Cash Payment..........................................................................5

            4.3.        Purchase Price Adjustment.............................................................5

            4.4.        Collection of Accounts Receivable.....................................................6

5.          Nonassignable Contracts or Licenses...............................................................7

6.          Representations and Warranties of Seller..........................................................7

            6.1.        Organization, Power, Standing and Qualification.......................................7

            6.2.        Due Authorization.....................................................................7

            6.3.        Freedom to Contract...................................................................7

            6.4.        Assets................................................................................8

            6.5.        Financial Information................................................................10

            6.6.        Title to Property....................................................................11

            6.7.        Condition of Property................................................................11

            6.8.        Labor Matters........................................................................11

            6.9.        Transactions with Affiliates; Entire Business........................................12

            6.10.       Litigation...........................................................................12

            6.11.       Compliance with Law..................................................................12

            6.12.       Employee Benefit Plans...............................................................12


                                TABLE OF CONTENTS
                                   (continued)

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            6.13.       Tax Matters..........................................................................12

            6.14.       Environmental Matters................................................................13

            6.15.       Brokers..............................................................................13

            6.16.       Disclaimer of Seller.................................................................13

            6.17.       Full Disclosure......................................................................13

7.          Representation and Warranties of Buyer...........................................................13

            7.1.        Organization, Power and Standing.....................................................13

            7.2.        Authorization........................................................................13

            7.3.        Freedom to Contract..................................................................13

            7.4.        Litigation...........................................................................14

            7.5.        Brokers..............................................................................14

            7.6.        Qualifications as FCC Licensee.......................................................14

            7.7.        Adequacy of Financing................................................................14

            7.8.        Breaches.............................................................................14

8.          Pre-Closing Covenants............................................................................14

            8.1.        Transactions and Conduct of Business Pending the Closing.............................14

            8.2.        Regulatory and Other Approvals.......................................................15

            8.3.        FCC Application......................................................................15

9.          Conditions Precedent to Closing..................................................................16

            9.1.        Conditions Precedent to the Obligations of Buyer to Complete the Closing.............16

            9.2.        Conditions Precedent to the Obligations of Seller to Complete the Closing............17

10.         Additional Agreements............................................................................18

            10.1.       Further Information..................................................................18

            10.2.       Record Retention.....................................................................18

            10.3.       Tax-Free Exchange....................................................................18

            10.4.       Employee and Employee Benefit Matters................................................18

            10.5.       Tax Matters..........................................................................19

            10.6.       Use of Names.........................................................................20

            10.7.       Audited Financial Statements.........................................................20

            10.8.       No Solicitation......................................................................20

11.         Survival; Indemnification........................................................................20


                                TABLE OF CONTENTS
                                   (continued)

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            11.1.       Survival of Representations and Warranties...........................................20

            11.2.       Indemnification of Buyer.............................................................21

            11.3.       Indemnification of Seller............................................................22

            11.4.       Exclusive Provisions; No Rescission..................................................22

12.         Termination of Agreement.........................................................................22

            12.1.       Termination..........................................................................22

            12.2.       Survival.............................................................................23

13.         Miscellaneous....................................................................................23

            13.1.       Certain Definitions..................................................................23

            13.2.       Expenses.............................................................................25

            13.3.       Notices..............................................................................25

            13.4.       Publicity; Confidentiality...........................................................26

            13.5.       Entire Agreement.....................................................................26

            13.6.       Waivers and Amendments...............................................................27

            13.7.       Governing Law........................................................................27

            13.8.       Binding Effect; No Assignment........................................................27

            13.9.       Seller Not Responsible for Buyer's Actions Under TBA.................................27

            13.10.      Variations in Pronouns...............................................................28

            13.11.      Counterparts.........................................................................28

            13.12.      Exhibits and Schedules...............................................................28

            13.13.      Headings.............................................................................28

            13.14.      Severability of Provisions...........................................................28

            13.15.      No Third Party Beneficiary...........................................................28

            13.16.      Specific Performance.................................................................28


                                OPTION AGREEMENT
                                ----------------

            This OPTION AGREEMENT made this 5th day of June, 2000, is by and between Hearst-Argyle Properties, Inc., a Delaware corporation, with offices at 888 Seventh Avenue, New York, New York 10106 (the "Seller"), and Emmis Communications Corporation, an Indiana corporation, with offices at One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204 (the "Buyer").

                              W I T N E S S E T H:
                              - - - - - - - - - -

            WHEREAS, Seller owns and operates radio stations KTAR-AM, KMVP-AM and KKLT-FM (the "Stations") in Phoenix, Arizona pursuant to licenses issued by the Federal Communications Commission (the "FCC"); and

            WHEREAS, Seller desires to sell, and Buyer desires to purchase, substantially all of the assets owned, used or held for use primarily in the conduct of the business and operations of the Stations, and in connection therewith, Buyer has agreed to assume certain of the liabilities of Seller relating to the Stations, all on the terms set forth herein; and

            WHEREAS, concurrently with the execution and deliver of this Agreement, Seller and Buyer have entered into a Program Service and Time Brokerage Agreement, dated as of the date hereof (the "TBA"); and

            WHEREAS, certain terms used herein have the meanings ascribed to such terms in Section 13.1 hereof.

            NOW, THEREFORE, in consideration of the foregoing and of the respective promises, covenants, representations and warranties herein contained, it is agreed:

            1. Option.
               -------

               1.1. Grant of Option. Seller grants to Buyer the exclusive right
                    ---------------
and option (the "Option") to purchase, on the Closing Date (as defined below), the Assets (as defined below), and assume the Assumed Liabilities (as defined below), upon and subject to the terms and conditions of this Agreement, including, without limitation, Section 10.3.

               1.2. Exercise Procedures. Buyer may exercise the Option only by
                    -------------------
giving written notification of such exercise to Seller at any time during the earlier to occur of (i) the period commencing on the date that Seller provides written notification to Buyer ("Early Notification") that Buyer may exercise the Option and ending sixty (60) calendar days after the date of the Early Notification (the "Early Exercise Period"), or (ii) the period commencing on the third anniversary of the date hereof and ending thirty (30) calendar days after the third anniversary of the date hereof (the "Exercise Period"). If the Option is properly exercised, Seller and Buyer shall be required to consummate the purchase and sale of the Assets, and the assumption of the Assumed Liabilities, in accordance with this Agreement. Anything contained herein to the contrary notwithstanding, if Seller gives the Early Notification and Buyer shall not exercise the Option on or before the end of the Early Exercise Period, then the Option shall terminate and become null and void.

            2. Purchase of Assets and Assumption of Liabilities.
               -------------------------------------------------


               2.1. Purchase of Assets. On the terms and subject to the
                    ------------------
conditions set forth in this Agreement and except as provided in Section 2.2, provided that the Option is properly exercised, on the Closing Date, Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to all of the assets, properties and rights of Seller owned, leased, licensed or used by Seller primarily in the conduct of the business and operations (the "Business") of the Stations, as and to the extent existing on the Closing Date (such assets, properties and rights are hereinafter collectively referred to as the "Assets"), free and clear of all liens and encumbrances other than Permitted Liens. Without limitation of the foregoing, but except as provided in Section 2.2, the Assets include the following:

               (a) Real Property. All real property owned by Seller which is
                   -------------
described on Schedule 6.4(c) hereto, together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto (the "Real Property"), together with all buildings, structures, facilities, fixtures and other improvements on the Real Property (the "Improvements");

               (b) Real Property Leases. The Real Property Leases listed on
                   --------------------
Schedule 6.4(c) hereto (the "Leases");

               (c) Inventory. All Inventory which is owned by Seller primarily
                   ---------
with respect to the conduct of the Business as and to the extent existing on the Closing Date;

               (d) Tangible Personal Property. All Tangible Property owned or
                   --------------------------
used by Seller primarily with respect to the conduct of the Business, including, but not limited to, the Tangible Property set forth on Schedule 6.4(a) hereto, together with any modifications, replacements, improvements to such Tangible Property, and subject to such additional Tangible Property and deletions therefrom, made or acquired by Seller between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement or the TBA;

               (e) Contracts. To the extent assignable, all contracts and other
                   ---------
agreements (other than the Leases) to which Seller is a party and which relate primarily to the conduct of the Business (the "Contracts"), including, but not limited to, those set forth on Schedule 6.4(d) hereto;

               (f) Intangible Property. All Intangible Property (other than
                   -------------------
corporate names, logos, trademarks or tradenames) owned or used by Seller primarily with respect to the conduct of the Business, and all associated goodwill, including but not limited to the Intangible Property (other than corporate names, logos, trademarks or tradenames) listed on Schedule 6.4(b) hereto and all of the corporate names, logos, trademarks and tradenames set forth on Schedule 2.1(f) hereto;

               (g) Books and Records. All general, financial and personnel records, correspondence and other files and records, including customer lists and sales records of Seller, pertaining primarily to the conduct of the Business as and to the extent existing on the Closing Date;

               (h) Goodwill. All of Seller's goodwill in the Business;
                   --------

               (i) Claims. All claims, causes of action, rights of recovery and
                   ------
rights of set-off arising primarily out of the conduct of the Business as and to the extent existing on the Closing Date; and

               (j) Licenses. All licenses, permits, and regulatory approvals of
                   --------
Seller pertaining to the Stations (the "Licenses"), including, without limitation, all licenses and authorizations issued by the FCC authorizing Seller's operation of the Stations (the "FCC Licenses") as set forth on Schedule 6.4(f) hereto.

               2.2. Excluded Assets. Any provision of this Agreement to the
                    ---------------
contrary notwithstanding, Buyer shall not acquire and there shall be excluded from the Assets the following (the "Excluded Assets"):

               (a) Cash. All cash, marketable securities, commercial paper,
                   ----
certificates of deposit and other bank deposits, treasury bills and other cash equivalents;

               (b) Accounts Receivables. All accounts receivables owned by
                   --------------------
Seller and arising primarily out of the conduct of the Business;

               (c) Prepaid Expenses. All prepaid expenses relating primarily to
                   ----------------
the conduct of the Business;

               (d) Bank Accounts. All rights with respect to bank accounts;
                   -------------

               (e) Intercompany Accounts. All rights of Seller or the Business
                   ---------------------
with respect to any obligations of any other business unit of Seller, any Affiliate of Seller or any director or officer (other than those officers who are Transferred Employees (as defined below)) of Seller or of any Affiliate of Seller;

               (f) Certain Names. All rights to use the corporate names, logos,
                   -------------
trademarks or tradenames not set forth on Schedule 2.1(f) hereto or any derivatives or variances thereof which are not set forth on Schedule 2.1(f) hereto, including but not limited to, the name "Hearst", "Hearst-Argyle", the Hearst and Hearst-Argyle corporate logos and any derivatives or variances thereof;

               (g) Insurance. All insurance policies and all rights of every
                   ---------
nature and description under or arising out of such policies;

               (h) Employee Benefit Plans. Except as expressly set forth in
                   ----------------------
Section 10.4, all Plans, including all rights, obligations and liabilities under and all assets of the Plans;

               (i) Loan Documents. All notes, bonds, loan agreements, and other
                   --------------
instruments evidencing or securing liabilities for indebtedness for borrowed money owed to a third party, including guarantees of the foregoing, except for capitalized leases included in the Contracts listed on Schedule 6.4(d) or not required to be so listed; and

               (j) Other Matters. All rights of Seller under this Agreement, the
                   -------------
TBA, and the agreements and instruments delivered to Seller by Buyer pursuant to this Agreement and all other assets of Seller which are not owned or used by Seller primarily in the conduct of the Business, including those listed on
Schedule 2.2(j).

               2.3. Assumed Liabilities. Subject to the terms and conditions set
                    -------------------
forth in this Agreement and except as provided in Section 2.4, if the Option is properly exercised Buyer agrees that, on the Closing Date, Buyer shall assume and thereafter pay, perform and discharge when due the following obligations and liabilities of Seller with respect to the Business as and to the extent existing on the Closing Date (the "Assumed Liabilities"):

               (a) Real Property Lease Obligations. All obligations of Seller
                   -------------------------------
arising during and relating to the period after the Closing under the Leases;

               (b) Obligations Under Contracts. All obligations of Seller
                   ---------------------------
arising during and relating to the period after the Closing under the Contracts; and

               (c) Other Matters. All liabilities expressly set forth as being
                   -------------
assumed or payable by Buyer pursuant to Section 10.4.

               2.4. Liabilities Not Assumed. Anything contained in this
                    -----------------------
Agreement to the contrary notwithstanding, Buyer shall not assume and there shall be excluded from the Assumed Liabilities all obligations of Seller or the Business to any other business unit of Seller, any Affiliate of Seller or any director or officer (other than those officers who are Transferred Employees) of Seller or of any Affiliate of Seller. Except for the Assumed Liabilities, Buyer shall not assume or be liable or obligated for any obligations or liabilities of Seller of any kind or nature, whether accrued or unaccrued, fixed, absolute or contingent, determined or determinable, matured or unmatured, due or to become due, asserted or unasserted, or known or unknown, and regardless of whether required by generally accepted accounting principles to be reflected on a balance sheet or disclosed in the related notes (the "Excluded Liabilities"). Seller shall pay, perform and discharge in a timely manner or shall make adequate provision for all of the Excluded Liabilities; provided, however, that Seller may contest, in good faith, any claim of liability asserted by a third party in respect thereof.

            3. Option Payments and Purchase Price.
               ----------------------------------

               3.1. Option Payments. As of the date hereof, in consideration for
                    ---------------
the grant of the Option, Buyer shall pay, in the manner provided in Section 4.2, to Seller or to a Person designated in writing by Seller, an amount equal to Twenty Million Dollars ($20,000,000) (the "Initial Option Payment"). Provided that the Closing has not occurred, on or before each of the dates which are the first and second anniversaries of the date hereof, Buyer shall pay, in the manner provided in Section 4.2, to Seller or to a Person designated in writing by Seller, an amount equal to Five Million Dollars ($5,000,000) (each a "Future Option Payment," and together with the Initial Option Payment, the "Option Payments"). Anything contained in this Agreement to the contrary notwithstanding, unless this Agreement is terminated by Buyer pursuant to
Section 12.1(c) or by Buyer or Seller pursuant to Section 12.1(d), the Option Payments and the Creditable Interest (as defined below) shall not be refundable and Seller shall be entitled to retain the Option Payments and the Creditable Interest regardless of whether the Closing shall occur or this Agreement or the TBA shall be terminated. Seller shall deposit the Option Payments in an interest bearing account. If this Agreement is terminated by Buyer pursuant to Section 12.1(c) or by Buyer or Seller pursuant to Section 12.1(d), the Option Payments and the Creditable Interest shall be refunded to Buyer within two (2) Business Days of any such termination. For purposes of this Agreement, "Creditable Interest" shall be an amount equal to (a) 50% of any actual interest earned by Seller or Seller's designee on the Option Payments made by Buyer to Seller pursuant to this Agreement during the period beginning on the date the Initial Option Payment is paid and ending on the date which is the one year anniversary of such date, and (b) 100% of any actual interest earned by Seller or Seller's designee on the Option Payments made by Buyer pursuant to this Agreement to Seller during the period beginning on the date which is the day after the one year anniversary of the date the Initial Option Payment is paid and ending on the date which is the earlier to occur of the Closing Date or the date which is the day preceding the date on which the Creditable Interest shall be refunded to Buyer.

               3.2. Amount. The purchase price (the "Purchase Price") for the
                    ------
Assets shall be (i) an amount equal to One Hundred Sixty Million Dollars ($160,000,000) reduced by the Option Payments made in accordance with the provisions set forth in Section 3.1 and the Creditable Interest as calculated pursuant to Section 3.1 (the "Cash Payment"), payable at the Closing in the manner provided in Section 4.2, and (ii) the assumption by Buyer of the Assumed Liabilities. The Purchase Price shall be subject to adjustment after the date hereof as provided in Section 4.3.

               3.3. Allocation. The Purchase Price shall be allocated among the
                    ----------
Assets on a schedule to be attached hereto as Schedule 3.3 and agreed to by the parties hereto on or prior to the

Closing Date. Such purchase price allocation shall be made consistent with
Section 1060 of the Code. Each of the parties hereto shall not, and shall not permit any of its Affiliates to, take a position (except as required pursuant to any Order) on any Tax Return, before any governmental agency charged with the collection of any Tax, or in any judicial proceeding, that is in any way inconsistent with the Purchase Price allocation determined in accordance with this Section 3.3.

            4. Closing Date; Cash Payment; Purchase Price Adjustment;
               ------------------------------------------------------
Collection of Accounts Receivable.
----------------------------------

               4.1. Closing. The closing hereunder (the "Closing") shall take
                    -------
place at 10:00 a.m., New York time, at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, on the date that is the five (5) Business Days after the satisfaction or waiver of the conditions precedent contained in Section 9, or at such other date or at such other place or time as the parties may mutually agree upon in writing (such date of the Closing is hereinafter referred to as the "Closing Date").

               4.2. Cash Payment. Buyer shall make the Option Payments by bank
                    ------------
wire transfer in immediately available funds to a bank account designated in writing to Buyer by Seller not less than two Business Days before the date such Option Payments are required to be made pursuant to Section 3.1. At the Closing, Buyer shall pay the Cash Payment by bank wire transfer in immediately available funds to a bank account designated in writing to Buyer by Seller not less than two Business Days before the Closing Date.

               4.3. Purchase Price Adjustment. The Purchase Price shall be
                    -------------------------
adjusted as follows:

               (a) Seller shall receive a credit for the unapplied portion, as of the Closing Date, of the security deposits made by Seller under those Leases and Contracts which Buyer has agreed to assume after the Closing pursuant to
Section 2.3 of this Agreement.

               (b) Buyer shall be given a credit in the amount equal to the financial value (determined in accordance with generally accepted accounting principles consistently applied) of all time required to be broadcast on the Stations on or after the Closing Date under the trade agreements included as part of the Contracts for which Seller has received goods and services prior to the Closing Date ("Buyer's Trade Credit"), and Seller shall be given a credit for the financial value (determined in accordance with generally accepted accounting principles consistently applied) of the goods and services to be received on or after the Closing Date under the trade agreements included as part of the Contracts for which Seller has broadcast time on the Stations prior to the Closing Date ("Seller's Trade Credit"), provided, that, Seller's Trade Credit shall not exceed Buyer's Trade Credit by more than Twenty-Five Thousand Dollars ($25,000).

               (c) If consents to the assignment to Seller of the Real Estate Leases listed on Schedule 4.3(c), have not been obtained as of the Closing Date, Buyer shall be given a credit, as of the Closing Date, of One Million Five Hundred Thousand Dollars ($1,500,000.00).

               (d) Anything in this Agreement to the contrary notwithstanding, all operating income and expenses of the Stations shall be further adjusted and allocated between Seller and Buyer to the extent necessary to effect the principle that all such income and expenses attributable to the operation of the Stations on and after the Closing Date shall be for the account of Buyer and all such income and expenses attributable to the operation of the Stations on or before the Closing Date shall be for the account of Seller. The net amount of any Adjustments to the Purchase Price pursuant to this Section 4.3 shall be hereinafter referred to as the "Acquisition Adjustment Amount." Anything in this Agreement to the contrary notwithstanding, the operating income to which Buyer is entitled under the TBA, and the operating expenses required to be paid by Buyer under the TBA, shall not be taken into account in determining the Acquisition Adjustment Amount.

               (e) Three (3) business days prior to the Closing Date, Seller shall provide Buyer with a statement setting forth a detailed computation of Seller's reasonable and good faith estimate of the Acquisition Adjustment Amount as of the Closing Date (the "Preliminary Acquisition Adjustment Report"). Thereafter, Seller and Buyer shall have thirty (30) calendar days after the Closing Date to review the Preliminary Acquisition Adjustment Report and the related books and records of Seller, and Buyer and Seller will in good faith seek to reach agreement on the final Acquisition Adjustment Amount as of the Closing Date. If an agreement is reached within thirty (30) calendar days after the Closing Date, then if the Acquisition Adjustment Amount reflected on the Preliminary Acquisition Adjustment Report is a credit to Buyer, Seller shall pay to Buyer by wire transfer of immediately available funds, within five (5) calendar days after such agreement is reached, the amount of the preliminary Acquisition Adjustment Amount, and if the Acquisition Adjustment Amount reflected on the Preliminary Acquisition Adjustment Report is a charge to Buyer, then Buyer shall pay to Seller by wire transfer of immediately available funds, within five (5) calendar days after such agreement is reached, the amount of the preliminary Acquisition Adjustment Amount. If agreement is not reached within such 30-day period, then the dispute resolutions of Section 4.3(f) shall apply.

               (f) If Seller and Buyer do not, within the 30-day period specified in Section 4.3(e), reach an agreement on the Acquisition Adjustment Amount reflected on the Preliminary Acquisition Adjustment Report, then PriceWaterhouseCoopers, or such other accounting firm as mutually agreed to by Seller and Buyer (the "Acquisition Arbitrating Firm") shall resolve the disputed items. Buyer and Seller shall each inform the Acquisition Arbitrating Firm in writing as to their disagreement concerning the Acquisition Adjustment Amount reflected on the Preliminary Acquisition Adjustment Report, and each shall make readily available to the Acquisition Arbitrating Firm any books and records and work papers relevant to the preparation of such firm's computation of the Acquisition Adjustment Amount. The Acquisition Arbitrating Firm shall be instructed to complete its analysis within thirty (30) calendar days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the Acquisition Adjustment Amount. Any determination by the Acquisition Arbitrating Firm in accordance with this Section 4.3(f) shall be final and binding on the parties for purposes of this Section 4.3(f). Within five (5) calendar days after the Acquisition Arbitrating Firm delivers to the parties its written determination of the Acquisition Adjustment Amount, the Acquisition Adjustment Amount shall be paid in accordance with the provisions of
Section 4.3(e). The costs and fees of the Acquisition Arbitrating Firm shall be borne one-half by Seller and one-half by Buyer.

               4.4. Collection of Accounts Receivable. As soon as practicable
                    ---------------------------------
after the Closing Date, Seller shall deliver to Buyer a complete and detailed list of all Seller's accounts receivable arising from the broadcast of advertising time on the Stations prior to the Closing Date. For a period of one hundred fifty (150) days following the Closing Date (the "Acquisition Collection Period"), Buyer will use its reasonable efforts, as Seller's agent, to collect such accounts receivable in the usual and ordinary course of business. Buyer shall not be required to institute any legal proceedings to enforce the collection of such accounts receivable or to refer any of such accounts receivable to a collection agency. Buyer shall not adjust any such accounts receivable or grant credit without Seller's prior written consent, and any such accounts receivable amounts collected on behalf of Seller shall be paid to Seller within five (5) calendar days after the end of each month during such 150 day period. Within five (5) calendar days after the one hundred fiftieth (150th) day after the Closing Date, Buyer shall deliver to Seller a statement listing all uncollected accounts receivable, together with all files concerning the collection or attempts to collect such accounts receivable. Other than cooperating with any subsequent reasonable requests for information by Seller, Buyer's responsibility for such accounts shall thereafter cease. Buyer shall incur no liability to Seller for any uncollected account. All sums collected by Buyer during the Acquisition Collection Period from any person obligated with respect to any such account receivable shall be applied first to such account receivable, provided, however, if such person so obligated with respect to any such account receivable shall (a) identify in writing that such account is in dispute, and (b) request in writing that a particular payment be applied to a specific account receivable of Buyer, Buyer may apply the sums collected as so designated. After full satisfaction of Seller's account, the balance, if any, shall be applied to Buyer's accounts.

            5. Nonassignable Contracts or Licenses. To the extent that
               -----------------------------------
assignment hereunder by Seller to Buyer of any Lease, Contract or License is not permitted or is not permitted without the consent of any third party, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder. Seller will use commercially reasonable efforts to obtain any and all such third party consents; provided, however, that Seller shall not be required to pay or incur any cost or expense to obtain any third party consent which Seller is not otherwise required to pay or incur in accordance with the terms of the applicable Lease, Contract or License. Buyer shall cooperate with Seller in obtaining such third party consents, provided that Buyer shall not be required to agree to any adverse change in the terms or conditions of any such Lease, Contract or License or to pay or provide any fee or other consideration to a third party in order to obtain such third party's consent. If any such third party consent is not obtained before the Closing, Seller will cooperate with Buyer but at Buyer's sole expense in any reasonable arrangement designed to provide to Buyer after the Closing the benefits under the applicable Lease, Contract or License.

            6. Representations and Warranties of Seller. Seller represents
               ----------------------------------------
and warrants to Buyer as follows:

               6.1. Organization, Power, Standing and Qualification. Seller is a
                    -----------------------------------------------
corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and Seller is duly authorized, qualified and licensed to do business as a foreign corporation and is in good standing under the laws of Arizona. Seller has all requisite corporate power and authority to enter into and perform the Transaction Agreements.

               6.2. Due Authorization. The execution and delivery by Seller of
                    -----------------
the Transaction Agreements, the performance by it of its obligations under the Transaction Agreements, and the transactions contemplated by the Transaction Agreements, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and is, and upon execution and delivery of the TBA the TBA will be, a valid and binding obligation of Seller enforceable in accordance with its terms.

               6.3. Freedom to Contract. Except as set forth on Schedule 6.3
                    -------------------
hereto, the execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated by the Transaction Agreements will not, (i) violate or conflict with the provisions of the certificate of incorporation or by-laws of Seller, (ii) result in the imposition of any material lien under, cause the acceleration of any material obligation under, or violate or conflict with the material terms, conditions or provisions of, or require any material consent under, any material note, indenture, mortgage, lease, guaranty or other material agreement or instrument to which Seller is a party or by which it is bound, (iii) result in a material breach or violation by Seller of any of the material terms, conditions or provisions of any Law or Order the breach or violation of which would be material to the Assets, the Business or the transactions contemplated pursuant to this Agreement, or (iv) except for filings under the HSR Act as described in Section 8.2 and the expiration of the applicable waiting period under the HSR Act, and the filings with the FCC as described in Section 8.3 and the consent and the approval of the

FCC, require any material consent or approval of, filing with or notice to any Governmental or Regulatory Body where the failure to obtain or make such consent, approval, filing or notice would be material to the Assets, Business or the transactions contemplated pursuant to this Agreement.

               6.4. Assets.
                    -------

               (a) Tangible Property. Schedule 6.4(a) hereto sets forth a true,
                   -----------------
correct and complete list, as of the date of this Agreement, of each material item of Tangible Property owned by Seller primarily with respect to the conduct of the Business.

               (b) Intangible Property. Schedule 6.4(b) hereto sets forth a
                   -------------------
true, correct and complete list, as of the date of this Agreement, of all material Intangible Property (to the extent reducible to written form) owned or used by Seller primarily with respect to the conduct of the Business, and indicates whether each item of such Intangible Property is owned or licensed by Seller, and if licensed, identifies the license. Except as set forth on Schedule 6.4(b), to the knowledge of Seller, none of the Intangible Property set forth on
Schedule 6.4(b) infringes upon the material rights of any other Person, nor, to the knowledge of Seller, is such Intangible Property materially infringed upon by any other Person.

               (c) Real Property and Real Property Leases. Schedule 6.4(c)
                   --------------------------------------
hereto sets forth a true, correct and complete list, as of the date of this Agreement, of all Real Property and Improvements owned by Seller and all Leases to which Seller is a party and which relate primarily to the conduct of the Business. Seller has heretofore delivered or made available to Buyer a true, correct and complete description of the Real Property and Improvements and true, correct and complete copies of the Leases. Seller holds good title to each parcel of the Real Property and good title to the Improvements, free and clear of any liens or encumbrances other than Permitted Liens.

               (d) Material Contracts. Schedule 6.4(d) hereto sets forth a true,
                   ------------------
correct and complete list, as of the date of this Agreement, of each of the following contracts and other agreements to which Seller is a party and which relate primarily to the conduct of the Business (other than contracts and other agreements which are not included in the Assumed Liabilities or in the Assets) (collectively, the "Material Contracts"):

                              (A) contracts and other agreements for the future
               acquisition or sale of any assets involving $20,000 individually (or in the aggregate, in the case of any related series of contracts and other agreements), other than for acquisitions of programming or sales of advertising in the ordinary course of business consistent with past practice;

                              (B) contracts and other agreements relating to
               joint ventures or partnerships;

                              (C) contracts and other agreements calling for
               future aggregate purchase prices, payments or other consideration to or from Seller in any one year having a value of more than $20,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) other than for acquisitions of programming or sales of advertising in the ordinary course of business consistent with past practice;

                              (D) contracts and other agreements containing
               covenants of Seller prohibiting or materially limiting the right to compete in any line of business, prohibiting or restricting its ability to conduct business with any Person or in any geographical area, or requiring the acquisition of goods or services exclusively from a single supplier or provider;

                              (E) contracts and other agreements relating to the
               acquisition by Seller of any operating business, the capital stock of any other Person or, except for Tangible Property or programming acquired in the ordinary course of business consistent with past practices, or any other assets or property (real or personal) for a purchase price of more than $20,000 individually (or in the aggregate, in the case of any related series of contracts and other agreements);

                              (F) contracts and other agreements requiring the
               payment by or to Seller of a royalty, override or similar commission or fee of more than $20,000 in any one year;

                              (G) all collective bargaining agreements;

                              (H) contracts and other agreements relating to the
               creation of liens or the guarantee of the payment of liabilities or performance of obligations of any other Person by Seller;

                              (I) all network affiliation contracts;

                              (J) all sales agency or advertising representation
               contracts;

                              (K) all employment contracts;

                              (L) all contracts with independent contractors
               other than those not requiring expenditures of more than $20,000 in any calendar year and having a term of not more than one (1) year; and

                              (M) all contracts and other agreements for the
               sale of broadcast time on any Station for other than monetary consideration having a value of more than $20,000, including the parties thereto, the financial value of the time required to be provided from and after the date indicated on Schedule 6.4(d) and the estimated financial value of the goods or services to be received by Seller from and after such date.

True, correct and complete copies of all of the Material Contracts have been delivered by Seller to Buyer.

               (e) Validity of Real Property Leases and Material Contracts.
                   --------------------------------------------------------
Except as disclosed on Schedule 6.4(e)(1) hereto, (i) each of the Leases and Material Contracts is a valid, binding agreement, enforceable in accordance with its terms, of Seller and, to the knowledge of Seller, of each other party thereto, subject to the qualifications that enforcement of the rights and remedies created thereby is subject to: (A) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors; and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), (ii) Seller is not in default in any material respect under any of such Leases or Material Contracts, nor does any condition exist that with notice or lapse of time or both would constitute such a default, (iii) to the knowledge of Seller, no other party to any such Lease or Material Contract is in default in any material respect thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default, and (iv) no consent or approval by any party to any of the Leases or Material Contracts is required for the consummation of the transactions contemplated hereby. Seller has obtained consent to the assignment to Buyer of the Lease and Contracts set forth on
Schedule 6.4(e)(2).

               (f) Licenses. Schedule 6.4(f) sets forth a list of all FCC
                   --------
Licenses and all other material Licenses held by Seller relating to the operation of the Stations or required for the lawful conduct of the Business as now conducted. Seller is the valid and legal holder of each of the FCC Licenses. The expiration date of the term of each FCC License is shown on Schedule 6.4(f). The FCC Licenses (i) are valid and in full force and effect and (ii) constitute all of the material licenses, permits and authorizations used in or required for the current operation of the Stations under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC (collectively, the "Communications Act"). None of the FCC Licenses is subject to any restriction or condition which would in any respect limit the full operation of the Stations as they are currently operated by Seller. Seller knows of no fact or circumstance which would, under the Communications Act, disqualify or preclude Seller from assigning the FCC Licenses to Buyer. There are no proceedings, complaints, notices of forfeiture, claims, or investigations pending or, to Seller's knowledge, threatened, against Seller, or any officer, director, or stockholder of Seller that would materially impair the ability of Seller to assign the FCC Licenses to Buyer or which would materially impede Seller's ability to prosecute the FCC Applications or seek the grant of the FCC Consents (as defined herein). Except as noted in Schedule 6.4(f), each of the Stations is licensed by the FCC to operate, and is operating, with the facilities authorized by its respective FCC License. There is not, as of the date hereof, pending, or to the knowledge of Seller threatened, any action or proceeding by or before the FCC to revoke, cancel, rescind or modify (including a reduction in coverage area) any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability) or refuse to renew the FCC Licenses, and there is not now issued or outstanding, or to the knowledge of Seller pending or threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Seller with respect to any Station, other than regularly scheduled license renewal proceedings. Each Station respectively is operating, and the Assets are operated, in compliance in all material respects with the FCC Licenses and the Communications Act. There are no unsatisfied or otherwise outstanding citations issued by the FCC with respect to any Station. To the best of Seller's knowledge, there exist no facts, conditions or events relating to Seller or the Stations that would cause the denial of an application for consent from the FCC with respect to the assignment of the FCC Licenses as provided in this Agreement or the imposition of any material adverse condition in connection with the granting of such consent. True, complete and accurate copies of all FCC Licenses have been delivered by Seller to Buyer.

               6.5. Financial Information.
                    ----------------------

               (a) Financial Statements. Seller has delivered to or made
                   --------------------
available to Buyer true and complete copies of the unaudited balance sheets of the Stations as of March 31, 2000 and December 31, 1999 and the related unaudited statements of operating income for the periods March 19, 1999 through December 31, 1999, and January 1, 2000 through March 31, 2000 (such financial statements are hereinafter collectively referred to as the "Financial Statements"). Except as disclosed on Schedule 6.5(a) hereto, the Financial Statements (i) were compiled from books and records regularly maintained by management of Seller and used to prepare the financial statements of Seller,
(ii) were prepared in accordance with Seller's accounting policies and principles, which are in accordance with generally accepted accounting principles, applied on a basis consistent with prior periods, and (iii) present fairly, in all material respects, the financial position of the Stations as of their respective dates and the results of operations of the Stations for the periods then ended, excluding information which would have been contained in the Statement of Cash Flows and footnotes to the financial statements.

               (b) Absence of Changes. Except for the execution and delivery of
                   ------------------
this Agreement, the TBA and the transactions to take place pursuant hereto and except as set forth on Schedule 6.5(b) hereto or arising from Buyer's action or failure to perform under the TBA, since March 31, 2000:

                        (i) there has not been any adverse change or any event
            or development (including any damage, destruction or loss, whether or not covered by insurance) which, individually or together with other such events, would reasonably be expected to result in a Material Adverse Effect;

                        (ii) the Stations have not incurred any liabilities of a
            kind required by generally accepted accounting practices to be set forth on a balance sheet other than (A) liabilities incurred in the ordinary course of business since March 31, 2000 consistent with past practice, (B) liabilities which in the aggregate are not material to the Business, (C) liabilities which are not Assumed Liabilities or (D) liabilities set forth on the Financial Statements; and

                        (iii) Seller has not with respect to the operation of
            the Stations:

                              (A) amended or terminated any Lease or Material
               Contract except in the ordinary course of business consistent with past practice;

                              (B) mortgaged, pledged or subjected to any lien or
               encumbrance, any of the Assets, except for Permitted Liens;

                              (C) acquired or disposed of any Assets or entered
               into any agreement or other arrangement for such acquisition or disposition, except in the ordinary course of business consistent with past practice;

                              (D) entered into any agreement, commitment or
               other transaction other than in the ordinary course of business consistent with past practice;

                              (E) paid any bonus to any employee of the Stations
               or granted to any employee of the Stations any other increase in compensation in any form, except in the ordinary course of business consistent with past practice; or

                              (F) operated the business of each Station other
               than in the ordinary course consistent with past practice.

               6.6. Title to Property. Seller has, and at the Closing, Seller
                    -----------------
will convey to Buyer, good title to, or a valid lessee's or licensee's interest (pursuant to one or more contracts or other agreements included in the Assets) in, all of the Assets free and clear of all liens, claims and encumbrances except for Permitted Liens.

               6.7. Condition of Property. All material items of Tangible
                    ---------------------
Property owned or used by Seller and included in the Assets are in good operating condition, normal wear and tear excepted.

               6.8. Labor Matters.
                    --------------

               (a) Except as listed on Schedule 6.8(a), as of the date of this Agreement, there is not pending or, to the knowledge of Seller, threatened against Seller any labor dispute, strike or work stoppage that affects or interferes with the operation of any Station, and Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of any Station. None of the Stations have experienced any strike, work stoppage or other similar significant labor difficulties within the twelve (12) months preceding the date of this Agreement.

               (b) Except as set forth on Schedule 6.8(b), (i) Seller is not a signatory or a party to, or otherwise bound by, a collective bargaining agreement which covers employees or former employees of any Station, (ii) Seller has not agreed to recognize any union or other collective bargaining unit with respect to any employees of any Station, and (iii) no union or other collective bargaining unit has been certified as representing any employees of any Station.

               (c) Schedule 6.8(c) sets forth a true and complete list, as of the date of this Agreement, of all persons employed by Seller in connection with the operation of a Station who earn more than $15,000 per year, and states for each such employee the title or position, the current level of compensation (including bonuses) and whether such employee is employed under a written contract.

               6.9. Transactions with Affiliates; Entire Business. Except as set
                    ---------------------------------------------
forth on Schedule 6.9 hereto, (i) none of Seller or any of its Affiliates provides or causes to be provided any assets, services or facilities to the Stations which are material to the conduct of the Business, and (ii) the Stations do not provide or cause to be provided any assets, services or facilities to Seller or any of its Affiliates which are material to the conduct of the Business. Except as set forth on Schedule 6.9 hereto, the conveyance of the Assets will convey to Buyer the entire Business of the Stations, and all tangible and intangible property used by the Stations in connection with the conduct of the Business as heretofore conducted by Seller, except for the Excluded Assets and the Excluded Liabilities and assets and properties disposed of since the date hereof in the ordinary course of business consistent with past practice without violation of this Agreement.

               6.10. Litigation. Except as described in Schedule 6.10 hereto or
                     ----------
caused by or arising from Buyer's action or failure to perform under the TBA:
(a) there is no material Action or Proceeding pending or, to the knowledge of Seller, threatened against Seller which relates primarily to any of the Stations, the Assets or the Assumed Liabilities; and (b) there is no Order to which Seller is subject which relates to any of the Stations, the Assets or the Assumed Liabilities and which has or would reasonably be expected to have a Material Adverse Effect.

               6.11. Compliance with Law. Except as set forth on Schedule 6.11
                     -------------------
hereto, (i) Seller is not in material violation of any Law or Order with respect to the Business or the Assets or the Assumed Liabilities the violation of which would be material to the Business or the Assets; and (ii) Seller has all material licenses, permits or other governmental authorizations necessary for the conduct of the Business or the ownership or use of the Assets.

               6.12. Employee Benefit Plans. Schedule 6.12 hereto identifies
                     ----------------------
each Plan. Seller has furnished or made available to Buyer copies of the Plans (and, if applicable, related trust agreements) and all amendments thereto and each Plan's summary plan description and any summaries of material modifications thereto. Schedule 6.12 hereto identifies each Plan which is (i) a "multiemployer plan" as defined for purposes of and subject to Subtitle E of Title IV of ERISA (a "Multiemployer Plan"), or (ii) a Plan otherwise subject to Title IV of ERISA.

               6.13. Tax Matters. Except as disclosed in Schedule 6.13 (with
                     -----------
paragraph references corresponding to those set forth below):

               (a) Seller has timely filed (taking into account all available extensions) all Tax Returns concerning material Taxes applicable to the Business or required to be filed by applicable Law prior to the date hereof and has paid all amounts shown as due on those Tax Returns.

               (b) There are no liens with respect to any Taxes, upon any of the Assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested, which are not in the aggregate material to the Stations.

               6.14. Environmental Matters. Prior to March 19, 1999, to the
                     ---------------------
knowledge of Seller, and since March 19, 1999: (i) no material Order has been issued, no material Environmental Claim has been filed, no material penalty has been assessed and no material investigation or review is pending or, to Seller's knowledge, threatened by any Governmental or Regulatory Body with respect to any alleged failure by Seller to have any material license required under applicable Environmental Laws, the violation of which would reasonably be expected to be material to the Assets or the Business; (ii) no Hazardous Materials are or have been present on any of the real properties operated or leased by Seller in connection with the conduct of the Business where such presence or release would result in any material liability of Buyer after the Closing; and (iii) Seller was not or is not, as the case may be, in violation of, and has not received any claim or notice that it is in violation of, any Environmental Law, the violation of which would reasonably be expected to be material to the Assets or the Business.

               6.15. Brokers. Except for Deutsche Bank Alex Brown, whose fees,
                     -------
commissions and expenses are the sole responsibility of Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Buyer for a finder's fee, brokerage commission or similar payment.

               6.16. Disclaimer of Seller. Except as otherwise provided in this
                     --------------------
Section 6, the Assets to be sold hereunder to Buyer are to be sold AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY.

               6.17. Full Disclosure. To Seller's knowledge, this Agreement
                     ---------------
(including any Schedule hereto) does not contain and the closing certificate to be delivered by Seller pursuant to Section 9.1(e) will not contain any untrue statement of a material fact and this Agreement (including any Schedule hereto) does not omit (and such certificate will not omit) to state any material fact necessary to make any statement herein or therein not misleading.

            7. Representation and Warranties of Buyer. Buyer represents and
               --------------------------------------
warrants to Seller that:

               7.1. Organization, Power and Standing. Buyer is a corporation
                    --------------------------------
duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer has all requisite corporate power and authority and all necessary licenses and permits to carry on its business as it has been and is currently being conducted, and to own, lease and operate the properties and assets used in connection therewith and to be acquired pursuant hereto.

               7.2. Authorization. The execution and delivery of the Transaction
                    -------------
Agreements by Buyer and the performance by it of its obligations under the Transaction Documents and the transactions contemplated by the Transaction Agreements, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, is a, and upon execution and delivery of the TBA, the TBA will be, a valid and binding obligation of Buyer enforceable in accordance with their terms.

               7.3. Freedom to Contract. The execution and delivery of the
                    -------------------
Transaction Agreements do not, and the consummation of the transactions contemplated by the Transaction Agreements will not, (i) violate or conflict with the provisions of the articles of incorporation or by-laws of Buyer, (ii) result in the imposition of any lien under, cause the acceleration of any obligation under, or violate or conflict with the terms, conditions or provisions of, or require any consent under, any note, indenture, mortgage, lease, guaranty or other agreement or instrument to which Buyer is a party or by which it is bound, (iii) result in a breach by Buyer of any of the terms, conditions or provisions of, or require any consent under, any Law or Order or
(iv) except for filings under the HSR Act as described in Section 8.2 and the expiration of the applicable waiting period under the HSR Act, and for filings with the FCC as described in Section 7.3 and the consent and approval of the FCC, require any consent or approval of, filing with or notice to any Governmental or Regulatory Body.

               7.4. Litigation. Buyer is not a party to any Action or Proceeding
                    ----------
pending or threatened, which, if adversely determined, would reasonably be expected to adversely affect or restrict the ability of Buyer to consummate the transactions contemplated by this Agreement. There is no Order to which Buyer is subject which would reasonably be expected to adversely affect or restrict the ability of Buyer to consummate the transactions contemplated by this Agreement.

               7.5. Brokers. All negotiations relative to this Agreement and the
                    -------
transactions contemplated hereby have been carried out by Buyer directly with Seller without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid claim by any Person against Seller for a finder's fee, brokerage commission or similar payment.

               7.6. Qualifications as FCC Licensee. Buyer knows of no fact or
                    ------------------------------
circumstance which would, under the federal antitrust laws or the Communications Act, disqualify or preclude Buyer from being approved as an assignee of the FCC Licenses. There are no proceedings, complaints, notices of forfeiture, claims, or investigations pending or threatened against Buyer or any principal, officer, director, or owner of Buyer that would materially impair the qualification of Buyer to assume the FCC Licenses or which would materially impede Buyer's ability to prosecute the applications filed with the FCC to assign the FCC Licenses to Buyer or to seek the grant of consents from the FCC to the assignment of the FCC Licenses to Buyer. Buyer is legally and financially qualified to serve as licensee of the Stations.

               7.7. Adequacy of Financing. Buyer has adequate funds on hand to
                    ---------------------
pay the Initial Option Payment, the Future Option Payments and the Purchase
Price.

               7.8. Breaches. Buyer is not aware of any breaches by Seller of
                    --------
its representations and warranties contained in this Agreement or the certificate to be delivered by Seller pursuant to Section 9.1(e).

            8. Pre-Closing Covenants.
               ----------------------

               8.1. Transactions and Conduct of Business Pending the Closing.
                    ---------------------------------------------------------

               (a) Examinations and Investigations. At any time prior to the
                   -------------------------------
Closing Date, Buyer shall be entitled, through its employees and representatives to enter upon and make such investigation of the assets, properties, business and operations of the Stations, and such examination of the books and records, financial condition and operations of the

Stations, and shall have access to the employees of the Stations, as Buyer may reasonably request. Any such investigation and examination shall be conducted and access to employees shall be available at reasonable times and under reasonable circumstances; provided, however, that such investigation and access shall not unreasonably interfere with the business operations of Seller. All information provided to Buyer pursuant to this Section 8.1(a) shall be subject to the provisions of the Confidentiality Agreement.

               (b) Conduct of Business. From the date hereof through the Closing
                   -------------------
Date, Seller shall use commercially reasonable efforts to conduct the Business in the ordinary course consistent with past practice in all material respects.

               (c) Third Party Consents. Seller and Buyer agree to use
                   --------------------
commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the continuance in full force and effect of Licenses, Leases and Contracts and the fulfillment of each condition to the other party's obligations set forth in Section 9.

               8.2. Regulatory and Other Approvals. Seller and Buyer will (a)
                    ------------------------------
take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Bodies (except for the FCC Applications (as defined below)) required of such parties or their Affiliates to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental or Regulatory Bodies as such parties or such Governmental or Regulatory Bodies may reasonably request in connection therewith and (c) cooperate with each other as promptly as practicable in connection with the foregoing. Each party hereto will provide prompt notification to the other party hereto or its Affiliates when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise each other party hereto of any communications (and, unless precluded by Law, provide copies to each other party hereto of any such communications that are in writing, other than the filings under the HSR Act described below) with any Governmental or Regulatory Body regarding any of the transactions contemplated by this Agreement. In addition to and not in limitation of the foregoing, Seller and Buyer will within ten (10) calendar days of the exercise of the Option (a) take promptly all actions necessary to make the filings required of each of them or their Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by each of them or their Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission, the Antitrust Division of the Department of Justice or state attorneys general.

               8.3. FCC Application. Not later than ten (10) calendar days after
                    ---------------
the date of the exercise of the Option, Seller and Buyer shall file with the FCC substantially complete applications (the "FCC Applications") seeking the FCC's consent to the assignment of the FCC Licenses from Seller to Buyer and Buyer's assumption thereof (the "FCC Consent"). Seller and Buyer shall diligently and promptly take all actions necessary, or desirable and proper, to prosecute the FCC Applications expeditiously. Seller shall timely publish and/or broadcast the notices required by the rules and regulations of the FCC pertaining to the FCC Applications. Seller and Buyer shall cooperate with each other in the preparation and prosecution of the FCC Applications. Seller and Buyer shall provide to each other copies of any and all petitions and pleadings filed by any third party, and copies of any and all correspondence and orders received from the FCC, with respect to any of the FCC Applications. In the event that the FCC imposes any condition upon Buyer or Seller with respect to any FCC Applications, the party subject to such condition shall use its best efforts to comply therewith; provided, however, that the party subject to such condition shall not be required to take any action which would have a Material Adverse Effect on such party or any Affiliate of such party. Buyer shall not enter into any agreement or transactions to acquire any other broadcast properties or stations in the Phoenix, Arizona market, nor shall Buyer take any other action, including but not limited to, entering into a time brokerage agreement, local marketing agreement, or joint sales agreement, which could have the effect of delaying action by the FCC upon the FCC Applications or the consummation of the transactions contemplated hereby. Buyer and Seller shall oppose any petitions to deny or other objections filed with respect to any applications for the FCC Consent and any requests for reconsideration or judicial review of the FCC Consent and otherwise use their commercially reasonable efforts to cause the FCC Order to become a Final Action as soon as practicable. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 10, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the right of any party to exercise its rights under Section 12.

            9. Conditions Precedent to Closing.
               --------------------------------

               9.1. Conditions Precedent to the Obligations of Buyer to Complete
                    ------------------------------------------------------------
the Closing. The obligations of Buyer to enter into and complete the Closing are
-----------
subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer in writing:

               (a) Representations, Warranties and Covenants. The
                   -----------------------------------------
representations and warranties of Seller contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as expressly stated herein to be made as of a specified date and except for changes permitted hereunder or caused by Buyer's action or failure to perform under the TBA and except where the failure of any such representations or warranties to be true, correct and complete would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

               (b) Consents, Waivers, Licenses, Filings, etc. All consents,
                   -----------------------------------------
approvals, authorizations, licenses, registrations, declarations or filings listed on Schedule 9.1(b) to this Agreement shall have been obtained or made, as the case may be, except where the failure to obtain or make any of the foregoing (or in lieu thereof waivers) would not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Buyer or to have a Material Adverse Effect. The applicable waiting period under the HSR Act in respect of the transactions contemplated hereby shall have expired.

               (c) Injunction, etc. At the Closing, there shall not be any Order
                   ---------------
outstanding against any party hereto or Law promulgated that prevents the consummation of, and no Action or Proceeding shall be pending or threatened against a party hereto which questions the legality of, seeks to restructure or to restrain or prevent the consummation of, the transactions contemplated by this Agreement or any of the conditions to the consummation of the transactions contemplated by this Agreement.

               (d) Opinions of Counsel to Seller. Buyer shall have received an
                   -----------------------------
opinion of Clifford Chance Rogers & Wells LLP, counsel to Seller, covering legal matters with respect to the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Buyer.

               (e) Resolutions and Closing Certificate of Seller. Seller shall
                   ---------------------------------------------
have delivered to Buyer (i) a certificate dated as of the Closing Date and executed by Seller's Secretary certifying that the resolutions, as attached to such certificate, were duly adopted by Seller's Board of Directors (and if required by applicable Law, by Seller's stockholders) authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect and (ii) a certificate signed by an authorized officer of Seller, dated the Closing Date, as to the matters set forth in
Section 9.1(a) and in form and substance reasonably satisfactory to Buyer.

               (f) Conveyancing Documents. Seller shall have executed and
                   ----------------------
delivered to Buyer an Assignment and Assumption Agreement, a Bill of Sale, an Assignment of Trademarks, and a Deed or Deeds, each in a form reasonably satisfactory to Buyer.

               (g) FCC Consents. The parties shall have obtained the FCC Consent
                   ------------
with respect to each Station within the time period set forth herein without any Material Adverse Effect, and any conditions which the FCC Consent or any FCC Order requires to be satisfied prior to the transfer of the FCC License to Buyer shall have been satisfied. Each of the FCC Licenses shall be in full force and effect.

               9.2. Conditions Precedent to the Obligations of Seller to
                    ----------------------------------------------------
Complete the Closing. The obligations of Seller to enter into and complete the
--------------------
Closing are subject to the fulfillment on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by Seller:

               (a) Representations, Warranties and Covenants. The
                   -----------------------------------------
representations and warranties of Buyer contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except as expressly stated herein to be made as of a specified date. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

               (b) Consents, Waivers, Licenses, Filings, etc. All consents,
                   -----------------------------------------
approvals, authorizations, licenses, registrations, declarations or filings listed on Schedule 9.1(b) to this Agreement shall have been obtained or made, as the case may be, except where the failure to obtain or make any of the foregoing (or in lieu thereof waivers) would not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Seller. The applicable waiting period under the HSR Act in respect of the transactions contemplated hereby shall have expired.

               (c) Injunction, etc. At the Closing, there shall not be any Order
                   ---------------
outstanding against any party hereto or Law promulgated that prevents the consummation, and no Action or Proceeding shall be pending or threatened against a party hereto which questions the legality of, seeks to restructure or to restrain or prevent the consummation of, the transactions contemplated by this Agreement or any of the conditions to the consummation of the transaction contemplated by this Agreement which, in the case of any such Order, Law or Action or Proceeding, would reasonably be expected to materially adversely affect Seller.

               (d) Opinion of Counsel to Buyer. Seller shall have received an
                   ---------------------------
opinion of Bose McKinney & Evans LLP, counsel to Buyer, covering legal matters with respect to the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Seller.

               (e) Resolutions and Closing Certificate of Buyer. Buyer shall
                   --------------------------------------------
have delivered to Seller (i) a certificate dated as of the Closing Date and executed by Buyer's Secretary certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer's Board of Directors (and if required by applicable Law, by Buyer's stockholders) authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect and (ii) a certificate signed by an authorized officer of Buyer, dated the Closing Date, as to the matters set forth in Section 9.2(a) and in form and substance reasonably satisfactory to Seller.

               (f) Delivery of Funds. Buyer shall have delivered to Seller the
                   -----------------
Option Payments and the Cash Payment in accordance with Sections 3 and 4.2.

               (g) Conveyancing Documents. Buyer shall have executed and
                   ----------------------
delivered to Seller an Assignment and Assumption Agreement, a Bill of Sale, an Assignment of Trademarks and a Deed or Deeds, each in a form reasonably satisfactory to Seller.

               (h) FCC Consents. The parties shall have obtained an FCC Consent
                   ------------
with respect to each Station within the time period set forth herein.

            10. Additional Agreements.
                ---------------------

               10.1. Further Information. Following the Closing, each party will
                     -------------------
afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books and records relating to the Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (i) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates and (ii) for any other reasonable business purpose. Each party hereto and its agents shall keep confidential and not disclose any information learned as a result of any examination conducted pursuant to this Section 10.1 to any other Person without the prior consent of the other party unless (i) the disclosure is in response to legal order or subpoena or (ii) the terms are readily ascertainable from public or published information, or trade sources (without violation of the foregoing provisions of this sentence).

               10.2. Record Retention. Each party agrees that for a period of
                     ----------------
not less than seven (7) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing. Each party shall have the right to destroy all or part of such books and records after the seventh (7th) anniversary of the Closing Date or, at an earlier time by giving each other party hereto thirty (30) days' prior written notice of such intended disposition and by offering to deliver to the other party, at the other party's expense, custody of such books and records as such first party may intend to destroy.

               10.3. Tax-Free Exchange. Buyer acknowledges that Seller desires
                     -----------------
to make a qualified, tax-deferred exchange of its interest in certain property of like-kind with the Assets pursuant to and in accordance with Section 1031 of the Code. Buyer shall cooperate, in good faith, as reasonably requested by Seller, in enabling Seller to effectuate the sale of the Assets pursuant to this Agreement as part of a like-kind exchange pursuant to Section 1031 of the Code, including, without limitation, the assignment of the rights of Seller pursuant to this Agreement to a qualified intermediary as defined in Treas. Reg. Sec. 1.1031(k)-1(g)(4). Buyer's obligation to cooperate with Seller in order to enable Seller to effectuate a qualified, tax-deferred exchange is specifically conditioned upon each of the following:

               (a) All of Buyer's rights and all of Seller's obligations to Buyer respecting all other provisions of this Agreement, shall not be adversely affected by any such exchange, whether or not such exchange is consummated by Buyer; and

               (b) Buyer shall not in any way be liable to Seller or any other party whatsoever for any failure of Seller's proposed transaction to qualify as a tax-free exchange of like-kind property under the Code;

               10.4. Employee and Employee Benefit Matters.
                     -------------------------------------

               (a) Buyer shall offer employment as of the Closing Date to all of the employees actively employed by Seller at the Stations, with the same positions and compensation as so employed by Seller. As of the Closing Date, Buyer shall employ each such employee who accepts Buyer's offer of employment (collectively, the "Transferred Employees"). As of the Closing Date, Buyer shall cause all Transferred Employees who are not covered by a collective bargaining agreement (collectively, the "Transferred Non-Union Employees") to be eligible to participate in "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Sections 3(1) and 3(2) of ERISA) of Buyer in which similarly situated employees of Buyer are generally eligible to participate from time to time ("Buyer's Plans"), and all Transferred Non-Union Employees shall be eligible for coverage immediately after the Closing Date (and shall not be excluded from coverage on account of any pre-existing condition) under Buyer's Plans constituting employee welfare benefit plans to the extent permitted under such plans with respect to the Transferred Non-Union Employees. Following the Closing Date, Buyer shall cause Buyer's Plans to recognize any prior accrued service credit, credit towards satisfying deductible expense requirements and out-of-pocket expense limits of Transferred Non-Union Employees for purposes of Buyer's Plans to the extent such prior credits and limits are recognized by Buyer or Buyer's Plans for similarly situated employees of Buyer (including, but not limited to, eligibility to participate and vesting, but excluding benefit accruals). As soon as practicable following the Closing Date, Buyer shall make available to the Transferred Non-Union Employees, Buyer's 401(k) Plan in accordance with the terms and provisions of such plan. Seller shall cause to be transferred to Buyer's 401(k) Plan, in cash, all of the individual account balances of the Transferred Non-Union Employees under the 401(k) plan in which the employees of the Stations now participate, upon receipt from Buyer of evidence satisfactory to Seller that Buyer's 401(k) Plan is tax-qualified. Buyer shall provide employees of the Stations who become employed by Buyer and are covered by a collective bargaining agreement listed on Schedule 6.4(d) (the "Transferred Union Employees") benefits in accordance with the terms of such agreement to the extent such benefits constitute a part of the Assumed Liabilities. Except for the employment contracts listed in Schedule 6.4(d) hereto, nothing in this Agreement is intended to nor shall guaranty employment for any Transferred Employee for any length of time after the Closing Date.

               (b) Seller shall pay, discharge and be solely responsible for all liabilities and obligations which arise or are to be paid or performed under any Plan, including but not limited to such liabilities and obligations arising as a result of or in connection with the termination of any employee of any Station before, or upon Closing, including all severance or termination pay and all accrued vacation, salary, wages and other compensation payments or benefits, if any, which arise or become payable under any Plan as a result of or in connection with such termination. Buyer shall pay, discharge and be solely responsible for all liabilities which arise or become payable as a result of or in connection with Buyer's employment of any Transferred Employees upon Closing or Buyer's termination of any Transferred Employees after Closing, including, without limitation, all severance or termination pay and all accrued vacation, salary, wages and other compensation payments or benefits under or pursuant to any employee benefit plan of Buyer. Buyer shall not, however, assume or be obligated to pay or perform any liabilities under any Plans (including, but not limited to, any stay bonus or severance policy, plan, arrangement or benefit), except that (i) Buyer shall provide accrued vacation days to Transferred Employees, and (ii) Buyer shall assume and agree to perform the employer's obligations under the employment contracts listed on Schedule 6.4(d) hereto to the extent such obligations constitute Assumed Liabilities.

               (c) Anything contained in this Section 10.4 to the contrary notwithstanding, upon consummation of the Closing, Buyer shall (i) recognize each union which is a party to a collective bargaining agreement set forth in
Schedule 6.4(d) hereto, and (ii) assume and be responsible for the obligations of Seller under each such collective bargaining agreement to the extent such obligations constitute Assumed Liabilities.

               10.5. Tax Matters. Seller and Buyer, as required under applicable
                     -----------
law, shall file all necessary documentation and returns with respect to sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees (such taxes and fees, including any interest or penalties thereon, are herein sometimes called "Transfer Taxes"). Buyer agrees to indemnify, defend and hold harmless Seller for any Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement. Buyer further agrees to indemnify, defend, and hold harmless Seller with respect to any additional Transfer Taxes imposed by reason of any indemnity payment under this Section 10.5.

               10.6. Use of Names. Anything herein to the contrary
                     ------------
notwithstanding, no interest in or right to use the names "Hearst" or "Hearst-Argyle" or any derivation thereof or any logo, trademarks or trade name, other than the trademarks and trade names set forth in Schedule 2.1(f) hereto, in which Seller has any interest (collectively, the "Retained Names and Marks") is being transferred to Buyer pursuant to the transactions contemplated hereby. Buyer will, within 30 days following the Closing Date, remove or obliterate all the Retained Names and Marks from its signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, business cards and other materials, and Buyer shall not put into use after the Closing Date any such materials not in existence on the Closing Date that bear any Retained Name or Mark, provided, Buyer shall be entitled for a period of 10 days following the Closing Date to use any signs, purchase orders, invoices, sales orders, labels, letterheads or shipping documents existing on the Closing Date that bear any Retained Name or Mark, in each case where the removal of any such Retained Name or Mark would be impractical; provided, however, that Buyer shall place a stamp, mark or other notation on any such item that identifies the Business as a business of Buyer (and not Seller) and if applicable, that such Retained Name or Mark is a registered trademark or tradename. Buyer agrees that Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by Buyer of any Retained Name or Mark after the Closing Date

               10.7. Audited Financial Statements. Seller recognizes that Buyer
                     ----------------------------
is a publicly reporting company and agrees that, anything contained in this Agreement or the Confidentiality Agreement to the contrary notwithstanding, Buyer shall be entitled at Buyer's expense to cause audited and unaudited financial statements of the Stations to be prepared for such periods and filed with the Securities and Exchange Commission, and included in a prospectus distributed to prospective investors, as required by Law applicable to Buyer as a publicly reporting company or registrant. Seller agrees to cooperate with Buyer and the auditing accountants as reasonably requested by Buyer in connection with the preparation and filing of such financial statements, including providing a customary management representation letter consistent with Seller's representations and warranties hereunder in the form prescribed by generally accepted auditing standards and using Seller's commercially reasonable efforts to obtain the consent of Seller's independent accounting firm to permit Buyer and Buyer's auditors to have access to such firm's workpapers.

               10.8. No Solicitation. From the date of this Agreement until the
                     ---------------
earlier of Closing or termination of this Agreement, neither Seller nor any Affiliate of Seller shall directly or indirectly (i) knowingly solicit or encourage any proposal or offer from any Person relating to the acquisition or purchase, directly or indirectly, of any interest in any material assets of any Station (each, an "Acquisition Proposal"), or (ii) otherwise knowingly assist or negotiate with any Person with respect to an Acquisition

Proposal. Seller shall promptly notify Buyer in writing if an Acquisition Proposal is made after the date of this Agreement.

            11. Survival; Indemnification.
                -------------------------

               11.1. Survival of Representations and Warranties. The
                     ------------------------------------------
representations, warranties, covenants and agreements of each of Seller and Buyer contained in this Agreement shall survive the execution and delivery of this Agreement and the completion of the transactions contemplated hereby (a) with respect to representations and warranties or any covenants or agreements to be performed on or before the Closing Date, until the date which is twelve (12) months after the Closing Date, and (b) with respect to each other covenant or agreement contained in this Agreement, until ninety (90) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely; provided, however, that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a) or (b) above shall continue to survive if a notice of a claim shall have been given under Sections 11.2 or 11.3 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Sections 11.2 or 11.3. No claim may be made against any party hereto and no party hereto shall have any liability to any other party hereto after the applicable survival period for a representation or warranty specified above shall have expired, except that, if a claim shall be made by a party hereto against another party hereto prior to the expiration of such survival period, then such survival period shall be extended as it relates to such claim until such claim has been satisfied or otherwise resolved as provided in this Section 11.

               11.2. Indemnification of Buyer.
                     ------------------------

               (a) Subject to the limitations contained in this Section 11, Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates (each, a "Buyer Indemnified Party") from and against any and all losses, liabilities, and damages, costs and expenses (including reasonable fees and disbursements of counsel) (hereinafter individually, a "Loss" and collectively, "Losses") which arise out of, or result from, (i) any inaccuracy in or any breach of any representation or warranty of Seller contained in this Agreement or in the officer's certificate delivered by Seller pursuant to Section 9.1(e),
(ii) any breach of any covenant or agreement of Seller contained in this Agreement, or (iii) any Excluded Liability.

               (b) No claim may be made against Seller for indemnification pursuant to clause (i) of Section 11.2(a) with respect to any individual item of Loss, unless the aggregate of all Losses of the Buyer Indemnified Parties with respect to clause (i) of Section 11.2(a) shall exceed Two Million Five Hundred Thousand Dollars ($2,500,000), and Seller shall not be required to pay or be liable for the first Two Million Five Hundred Thousand Dollars ($2,500,000) in aggregate amount of any such Losses. The Buyer Indemnified Parties shall not be indemnified pursuant to clause (i) of Section 11.2(a) with respect to any individual item of Loss if the aggregate of all Losses for which the Buyer Indemnified Parties have received indemnification pursuant to clause (i) of
Section 11.2(a) shall have exceeded Thirty Million Dollars ($30,000,000).

               (c) Each Buyer Indemnified Party shall give Seller prompt written notice of any claim, assertion, event or proceeding (collectively, a "Buyer Claim") by or in respect of a third party of which such Buyer Indemnified Party has knowledge concerning any Loss as to which such Buyer Indemnified Party may request indemnification hereunder or any Loss as to which the Two Million Five Hundred Thousand Dollar ($2,500,000) amount referred to in subsection (b) of this Section 11.2 may be applied. Seller shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such Buyer Claim at its own expense. If Seller elects to assume the defense of any such Buyer Claim, such Buyer Indemnified Party may participate in such defense, but in such case the expenses of such Buyer Indemnified Party shall be paid by such Buyer Indemnified Party. Such Buyer Indemnified Party shall provide Seller with access to its records and personnel relating to any such Buyer Claim during normal business hours and shall otherwise cooperate with Seller in the defense or settlement thereof, and Seller shall reimburse such Buyer Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If Seller elects to direct the defense of any such Buyer Claim, such Buyer Indemnified Party shall not pay, or permit to be paid, any part of any Loss arising from such Buyer Claim, unless Seller consents in writing to such payment or unless Seller, subject to the last sentence of this subsection (c), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of Seller is entered against the Buyer Indemnified Party for such Loss. If Seller shall fail to defend any Buyer Claim, or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, such Buyer Indemnified Party shall have the right to undertake the defense or settlement thereof, at Seller's expense. If such Buyer Indemnified Party assumes the defense of such Buyer Claim pursuant to this subsection (c) and proposes to settle such Buyer Claim prior to a final judgment thereof or to forego appeal with respect thereto, then such Buyer Indemnified Party shall give Seller prompt written notice thereof and Seller shall have the right to participate in the settlement or assume or reassume the defense of such Buyer Claim.

               11.3. Indemnification of Seller.
                     -------------------------

               (a) Subject to the limitations contained in this Section 11, Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates, (each, a "Seller Indemnified Party") from and against any and all Losses which arise out of, or result from, (i) any inaccuracy in or any material breach of any representation or warranty of Buyer contained in this Agreement or in the officer's certificate delivered by Buyer pursuant to Section 9.2(e), (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, (iii) any Assumed Liability, (iv) Buyer's use of any Retained Names and Marks pursuant to Section 10.5, or (v) liabilities incurred by Buyer resulting from the operation of the Business on and after the Closing Date.

               (b) Each Seller Indemnified Party shall give Buyer prompt written notice of any claim, assertion, event or proceeding (collectively, a "Seller Claim") by or in respect of a third party of which such Seller Indemnified Party has knowledge concerning any Loss as to which such Seller Indemnified Party may request indemnification hereunder. Buyer shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such Seller Claim at its own expense. If Buyer elects to assume the defense of any such Seller Claim, such Seller Indemnified Party may participate in such defense, but in such case the expenses of such Seller Indemnified Party shall be paid by such Seller Indemnified Party. Such Seller Indemnified Party shall provide Buyer with access to its records and personnel relating to any such Seller Claim during normal business hours and shall otherwise cooperate with Buyer in the defense or settlement thereof, and Buyer shall reimburse such Seller Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If Buyer elects to direct the defense of any such Seller Claim, Buyer shall not pay, or permit to be paid, any part of any Loss arising from such Seller Claim, unless Buyer consents in writing to such payment or unless Buyer, subject to the last sentence of this subsection (b), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of Buyer is entered against such Seller Indemnified Party for such Loss. If Buyer shall fail to defend any Seller Claim, or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, such Seller Indemnified Party shall have the right to undertake the defense or settlement thereof, at Buyer's expense. If such Seller Indemnified Party assumes the defense of any such Seller Claim pursuant to this subsection and proposes to settle such Seller Claim prior to a final judgment thereon or to forego appeal with respect thereto, then such Seller Indemnified Party shall give Buyer prompt written notice thereof and Buyer shall have the right to participate in the settlement or assume or reassume the defense of such Seller Claim.

               11.4. Exclusive Provisions; No Rescission. Except as set forth in
                     -----------------------------------
this Agreement, neither Buyer nor Seller is making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer or Seller, after the consummation of the purchase and sale of the Business contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

            12. Termination of Agreement.
                ------------------------

               12.1. Termination. This Agreement may be terminated prior to the
                     -----------
Closing as follows:

               (a) By the mutual written consent of Seller and Buyer;

               (b) By Seller, if after the expiration of either the Early Exercise Period or the Exercise Period, Buyer has not exercised the Option;

               (c) By either Seller or Buyer, if a material breach of this Agreement continues for thirty (30) days after written notice is provided by the non-breaching party; provided, however, that the right to terminate this Agreement under this Section 12.1(c) shall not be available to any party who has caused such material breach; or

               (d) By either Seller or Buyer, if the Closing shall not have occurred on or before the date which is the first anniversary of the date on which Buyer exercises the Option; provided, however, that the right to terminate this Agreement under this Section 12.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur prior to such date.

               12.2. Survival. In the event this Agreement is terminated
                     --------
pursuant to Section 12.1, (i) this Agreement shall become null and void and of no further force and effect, except for the provisions of Sections 13.2 and 13.4 and the Confidentiality Agreement and (ii) there shall be no liability on the part of Seller or Buyer or their respective officers, directors or Affiliates; provided, however, that if such termination shall result from the willful breach by a party of the provisions contained in this Agreement such party shall be fully liable for any and all damages, costs and expenses sustained or incurred by the other party hereto as a result of such breach.

            13. Miscellaneous.
                -------------

               13.1. Certain Definitions. As used in this Agreement, the
                     -------------------
following terms have the following meanings unless the context otherwise requires:

               "Action or Proceeding" means any action, suit, proceeding or
                --------------------
arbitration by any Person, or any investigation or audit by any Governmental or Regulatory Body.

               "Affiliate," means with respect to any Person, any other Person
                ----------
controlling, controlled by or under common control with such first Person.

               "Applicable Portion" shall mean a fraction, the numerator of
                ------------------
which shall be the actual number of days in the period beginning on the date of this Agreement and ending on the Closing Date and the denominator of which shall be the number of days in the period beginning on the date of this Agreement and ending on the anniversary of the date of this Agreement immediately following the Closing Date.

               "Business Day" means any day on which commercial banks are not
                ------------
authorized or required by law to close in New York, New York.

               "Code" means the Internal Revenue Code of 1986, as amended.
                ----

               "Confidentiality Agreement" means that certain Confidentiality
                -------------------------
Agreement dated April 25, 2000 between Seller and Buyer.

               "contracts and other agreements" means all executory contracts,
                ------------------------------
agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses or commitments which are legally binding, including collective bargaining agreements.

               "Environmental Claim" means, with respect to any Person, any
                -------------------
written notice or claim by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, Governmental or Regulatory Body response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence or release into the environment, of any Hazardous Material or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

               "Environmental Law" means any Law or Order relating to the
                -----------------
regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or toxic or hazardous wastes into the environment.

               "ERISA" means the Employee Retirement Income Security Act of
                -----
1974, as amended.

               "Governmental or Regulatory Body" means any court, tribunal,
                -------------------------------
arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.

               "Hazardous Material" means petroleum products, asbestos and any
                ------------------
other chemicals or other materials or substances which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law.

               "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act
                -------
of 1976, as amended, and the rules and regulations promulgated thereunder.

               "Intangible Property" means all patents and applications
                -------------------
therefor, copyrights and applications therefor (including rights to renew), trademarks and applications therefor, names, logos, trade names and applications therefor and service marks and applications therefor and the Stations' call signs and call letters, jingles and slogans, websites and internet domain names, and other intellectual property used primarily by the Stations.

               "Inventory" means all raw materials, work-in-process, finished
                ---------
goods and merchandise, packaging materials and other supplies related thereto.

               "Law" means any law, statute, rule, regulation, ordinance, code
                ---
and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Body.

               "Material Adverse Effect" means a material adverse effect on the
                -----------------------
assets, properties, operations, business, results of operations or financial condition of the Stations, taken as a whole.

               "Order" means any writ, judgment, decree, injunction or similar
                -----
order of any Governmental or Regulatory Body, in each case whether preliminary or final.

               "Permitted Lien" means (i) any lien for Taxes not yet due or
                --------------
delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory lien arising in the ordinary course of business by operation of Law with respect to an obligation or liability that is not yet due or delinquent,
(iii) any minor imperfection of title or similar lien or encumbrance which individually or in the aggregate with other such imperfections of title, liens or encumbrances is not material to the Assets or the Business, and (iv) in the case of the Real Property, the matters set forth on Schedule 6.4(c).

               "Person" means any individual, corporation, partnership, firm,
                ------
joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

               "Plan" means an "employee benefit plan" for purposes of Section
                ----
3(3) of ERISA maintained by Seller or its Affiliates with respect to the Stations and each other employee benefit plan, contract and other arrangement maintained with respect to the Stations, whether or not subject to ERISA, including, but not limited to, all retention, change of control, severance, stock option or other equity based, bonus, incentive compensation, retirement, fringe benefit and welfare plans, and arrangements and agreements, maintained with respect to any Station and the current or former employees of the Station or their dependents.

               "Real Property Leases" means any leases or subleases of real
                --------------------
property as to which Seller is the lessor/sublessor or lessee/sublessee, together with any options to purchase the underlying property and leasehold improvements thereon.

               "Tangible Property" means all furniture, fixtures, equipment,
                -----------------
machinery and spare parts and all other tangible personal property, including, without limitation, transmitters, antenna, tools, motor vehicles, office equipment and supplies.

               "Tax" and "Taxes" means all taxes or other assessments imposed by
                ---
any federal, state or local taxing authority, including income, excise, property, sales, use, ad valorem, and franchise taxes other than Transfer Taxes.

               "Tax Return" means any return, report, information return, or
                ----------
other document (including any related or supporting information) filed or required to be filed with any federal, state or local governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

               "Transaction Agreements" means this Agreement and the TBA.
                ----------------------

               "TBA Effective Date" means the effective date of the TBA as
                ------------------
defined in Section 2.2 of the TBA.

               13.2. Expenses. Except as otherwise expressly provided herein,
                     --------
whether or not the transactions contemplated by this Agreement shall be consummated, each of the parties hereto shall pay its own expenses (including, without limitation, attorney's and accountants' fees and out-of-pocket expenses) incident to this Agreement and the transactions contemplated hereby, except that all filing fees (including all FCC filing fees and all fees required in connection with filings under the HSR Act), transfer taxes, recordation taxes, sales taxes, document stamps, or other charges levied by any Governmental or Regulatory Body in connection with the transactions contemplated by this Agreement shall be paid by Buyer.

               13.3. Notices. All notices, requests, demands and other
                     -------
communications required or permitted to be given hereunder shall be in writing and shall be given personally, telegraphed, telexed, sent by facsimile transmission or sent by prepaid air courier or certified registered mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, telegraphed, telexed, sent by facsimile transmission and, in the case of facsimile, confirmed in writing within three (3) Business Days thereafter, or sent by prepaid air courier or (b) three (3) Business Days following the mailing thereof, if mailed by registered or certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 13.3):

          If to Seller:
          ------------

          Hearst-Argyle Properties, Inc.
          888 Seventh Avenue
          New York, New York  10106

          Attention: Bob Marbut, Chairman and Co-Chief Executive Officer and David J. Barrett, President and Co-Chief Executive Officer
          Facsimile: (212) 887-6855


          With a copy (which shall not constitute notice) to:

          Clifford Chance Rogers & Wells LLP
          200 Park Avenue
          New York, New York  10166

          Attention:  Steven A. Hobbs, Esq.
          Facsimile:  (212) 878-8375


          If to Buyer:
          -----------

          Emmis Communications Corporation
          One Emmis Plaza
          40 Monument Circle, Suite 700
          Indianapolis, Indiana  46204

          Attention:  Jeffrey H. Smulyan, Chairman
          Attention:  J. Scott Enright, Esq.
          Facsimile:  (317) 631-3750


          With a copy (which shall not constitute notice) to:

          Emmis Communications Corporation
          15821 Ventura Boulevard, Suite 685
          Encino, California 91436

          Attention:  Gary Kaseff, Esq.
          Facsimile:  (818) 784-4059

          and

          Bose McKinney & Evans LLP
          135 N. Pennsylvania Street, Suite 2700
          Indianapolis, Indiana  46204

          Attention:  David L. Wills
          Facsimile:  (317) 684-5173

               13.4. Publicity; Confidentiality. No publicity release or public
                     --------------------------
announcement concerning this Agreement or the transactions contemplated hereby shall be made by Buyer or Seller without advance approval thereof by each other party hereto. While this Agreement is in effect and after this Agreement terminates, each party hereto and its Affiliates shall keep confidential, and shall not disclose, the terms of this Agreement to any other Person without the prior consent of each other party hereto unless (i) the disclosure is required by applicable law or the rules of any stock exchange or which such party's securities are traded, (ii) the terms are readily ascertainable from public or published information, or trade sources (without violation of the foregoing provisions of this sentence), (iii) the disclosure is (A) in connection with any Action or Proceeding in respect of this Agreement or (B) to a Governmental or Regulatory Body the filing with or consent of which is required in connection with the transactions contemplated by this Agreement or (iv) the disclosure is to any officer, director, employee or agent of any party hereto or of any of its Affiliates and such Person needs to know such information for purposes of consummating the transactions contemplated by or the performance of this Agreement.

               13.5. Entire Agreement. The Confidentiality Agreement, TBA and
                     ----------------
this Agreement (including the Exhibits and Schedules hereto) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

               13.6. Waivers and Amendments. This Agreement may be amended,
                     ----------------------
superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

               13.7. Governing Law. This Agreement shall be governed by and
                     -------------
construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of New York, and, by execution and delivery of this Agreement, each of the parties hereto accepts the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

               13.8. Binding Effect; No Assignment. This Agreement shall be
                     -----------------------------
binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto and any other purported assignment in violation hereof shall be null and void. Notwithstanding the foregoing, Seller may assign all or part of its rights under this Agreement prior to the Closing to an Affiliate of Seller or to a "qualified intermediary" with the meaning of Treas. Reg. Sec. 1.1031(k)-1(g)(4)(iii) without the prior written consent of Buyer; provided, however, that Seller shall remain primarily liable for all of its obligations under this Agreement. Notwithstanding the foregoing, Buyer may assign all of its rights under this Agreement to a direct or indirect wholly-owned subsidiary of Buyer, provided that (A) the representations and warranties of Buyer hereunder shall be true and correct in all respects as applied to the assignee, (B) both Buyer and the assignee shall execute and deliver to Seller a written instrument in form and substance satisfactory to Seller within its reasonable judgment in which both Buyer and the assignee agree to be jointly and severally liable for performance of all of Buyer's obligations under this Agreement, (C) such assignment shall not materially delay issuance of the FCC Order or expiration or termination of the waiting period under the HSR Act, and (D) Buyer and the assignee shall deliver such other documents and instruments as reasonably requested by Seller, including appropriate certified resolutions of the boards of directors of Buyer and the assignee.

               13.9. Seller Not Responsible for Buyer's Actions Under TBA.
                     -----------------------------------------------------
Anything contained herein to the contrary notwithstanding, Seller shall not be deemed to have breached any representation, warranty, covenant or agreement of Seller contained herein or to have failed to satisfy any condition precedent to Buyer's obligations to purchase the Assets hereunder (nor shall Seller have any liability or responsibility to Buyer in respect of any such representation, warranty, covenant, agreement or condition precedent), in each case to the extent that the inaccuracy of any such representation, the breach of any such warranty, covenant or agreement or the inability to satisfy any such condition precedent arises out of or otherwise relates to (i) any actions taken by or under the authorization of Buyer or its Affiliates (or any of their respective officers, directors, employees, agents or representatives) in connection with Buyer's performance of its obligations under the TBA or otherwise, or (ii) the failure of Buyer to perform any of its obligations under the TBA. Buyer acknowledges and agrees that Seller shall not be deemed to be responsible for or have authorized or consented to any action or failure to act on the part of Buyer or its Affiliates (or any of their respective officers, directors, employees, agents or representatives) in connection with the TBA by reason of the fact that prior to Closing, Seller shall have the legal right to control, manage or supervise the operation of the Stations or the conduct of their business.

               13.10. Variations in Pronouns. All pronouns and any variations
                      ----------------------
thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

               13.11. Counterparts. This Agreement may be executed by the
                      ------------
parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

               13.12. Exhibits and Schedules. The Exhibits and Schedules are a
                      ----------------------
part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

               13.13. Headings. The headings in this Agreement are for reference
                      --------
only, and shall not affect the interpretation of this Agreement.

               13.14. Severability of Provisions. If any provision or any
                      --------------------------
portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

               13.15. No Third Party Beneficiary. The terms and provisions of
                      --------------------------
this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 11.

               13.16. Specific Performance. Seller acknowledges that the
                      --------------------
Stations are of a special, unique and extraordinary character, and that damages alone are an inadequate remedy for a breach of this Agreement by Seller. Accordingly, as an alternative to termination of this Agreement under Section 12.1, Buyer shall be entitled, in the event of Seller's material breach, to enforcement of this Agreement (subject to obtaining any required approval of the FCC or clearance under the HSR Act) by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. Such right of specific performance or injunctive relief shall be in addition to, and not in lieu of, Buyer's right to recover damages and to pursue any other remedies available to Buyer for Seller's breach. In any action to specifically enforce Seller's obligation to close the transactions contemplated by this Agreement, Seller shall waive the defense that there is an adequate remedy at law or in equity and agrees that Buyer shall be entitled to obtain specific performance of Seller's obligation to close without being required to prove actual damages.

               IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement on the date first above written.


                          HEARST-ARGYLE PROPERTIES, INC.


                          By: /s/ David J. Barrett
                              ------------------------------
                              Name:
                              Title:



                          EMMIS COMMUNICATIONS CORPORATION


                          By: /s/ Jeffrey H. Smulyan
                              ------------------------------
                              Name:
                              Title:

                                       30